FRP HOLDINGS, INC./NEWS
Contact:    John D. Milton, Jr.
            Chief Financial Officer      904/858-9164

Jacksonville, Florida - December 30, 2014 - FRP Holdings, Inc. (NASDAQ: FRPH) announced today that its board of directors has unanimously approved the strategic separation of its transportation business, known as Patriot Transportation Holding, Inc. ("New Patriot") from its real estate business. FRPH's real estate business will continue under the name FRP Holdings, Inc.

FRPH's Board of Directors approved a dividend of New Patriot common stock on January 31, 2015, the "distribution date," to FRPH common shareholders of record as of the close of business on January 9, 2015, the "record date."
On the distribution date, FRPH shareholders will receive one share of New Patriot common stock for every three shares of FRPH common stock held by them on the record date. Shareholders will receive cash in lieu of fractional shares of New Patriot common stock.

After the distribution, New Patriot will be an independent company, and FRPH will retain no ownership interest. New Patriot has received approval for the listing of its common stock on NASDAQ and will begin trading under the symbol "PATI" on February 2, 2015.

Prior to the distribution date, FRPH and New Patriot will enter into a separation and distribution agreement and various other agreements related to the spin-off and the post spin-off relationship of the two companies.

The distribution of New Patriot common stock is subject to the satisfaction or waiver of certain conditions, all of which FRPH expects to be satisfied by the distribution date. New Patriot's information statement on Form 10, as amended, has been filed with the SEC and is available at sec.gov. A copy of the information statement filed as part of the registration statement will be mailed to shareholders shortly after the record date.

No action is required by FRPH shareholders to receive the New Patriot shares, which will be distributed electronically in direct registration (book-entry) form.

FRPH expects that a "when-issued" public trading market for New Patriot common stock will commence on or about January 7, 2015 under the symbol "PATI", and will continue through the distribution date. FRPH also anticipates that "regular way" trading of New Patriot common stock will begin on February 2, 2015, the first trading day following the distribution date.

FRPH shares will continue to trade "regular way" through and after the distribution date. FRPH expects "ex-distribution" trading to begin on January 7, 2015 and to continue through the close of business on the distribution date. FRPH shareholders as of the record date who sell those shares ex-distribution will still receive the New Patriot shares to which they are entitled.

Nelson Mullins Riley & Scarborough is acting as legal advisor for the transaction.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

FRP Holdings, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.